UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2012

R. G. BARRY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	001-08769	31-4362899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13405 Yarmouth Road N.W., Pickerington, Ohio 43147

(Address of principal executive offices) (Zip Code)

(614) 864-6400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Greg Tunney, the Chief Executive Officer and President of R.G. Barry Corporation (the “Company”), is a party to an Executive Employment Agreement with the Company dated May 1, 2009, as amended (the “Employment Agreement”). A copy of the Employment Agreement was filed as an exhibit to the Company’s Form 8-K dated and filed May 11, 2009.

The initial term of the Employment Agreement expires on May 1, 2012 (the “Original Term”). Until amended on March 15, 2012, Section 2 of the Employment Agreement provided that the term of the Employment Agreement would automatically renew for additional one-year periods unless either party notified the other party of its intent not to renew at least forty-five (45) days prior to the end of the then current term. The Company and Mr. Tunney amended Section 2 on March 15, 2012 to require that notice of non-renewal be given not less than 30 days prior to the end of the then current employment term. As a result, if either the Company or Mr. Tunney elects not to have the Employment Agreement automatically renew for an additional period of one year following the Original Term, notice of non-renewal must be given to the other party on or before April 1, 2012. As reported in a Form 8-K filed with the Securities and Exchange Commission on February 2, 2012 (the “February 8-K”), the Company and Mr. Tunney had previously amended the Employment Agreement to reduce the notice of nonrenewal period from ninety (90) days to forty-five (45) days to provide additional time to complete discussions of a new agreement.

On March 15, 2012, the Company and Mr. Tunney signed a non-binding term sheet setting forth the terms of a new five (5) year employment agreement (the “New Employment Agreement”) for the period beginning May 1, 2012, that would supersede the current Employment Agreement. The Company and Mr. Tunney are in the process of finalizing the New Employment Agreement. The Company expects that the New Employment Agreement will be executed by the parties before April 1, 2012.

The proposed special grant to Mr. Tunney of Restricted Stock Units (“RSUs”) discussed in the February 8-K may or may not be awarded in conjunction with the New Employment Agreement and, if awarded, would be subject to the terms of the applicable award agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. G. BARRY CORPORATION

Date: March 21, 2012	By:	/s/ José G. Ibarra
José G. Ibarra
Senior Vice President – Finance and Chief Financial Officer